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                       Consent of Ernst & Young LLP

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3), No. 333-13811 and related prospectus of NationsBank Corporation for the registration of $3,000,000,000 of debt and equity securities of our report dated January 18, 1996 (except for the pooling of interest with Fourth Financial Corporation as of January 31, 1996, and Note 3, for which the date is January 31, 1996) with respect to the supplemental consolidated financial statements of Boatmen's Bancshares, Inc. for the three years ended December 31, 1995 and 1994, and 1993 incorporated by reference in NationsBank Corporation's Current Report on Form 8-K dated September 6, 1996 (as amended by Form 8-K/A-1 on September 11, 1996 and Form 8-K/A-2 on
November 13, 1996), as filed with the Securities and Exchange Commission.


                                        (Signature of Ernst & Young LLP)


St. Louis, Missouri
December 9, 1996